Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement and Release”) is made and entered into as of the 8th day of February, 2006, by and between Kaiser Group Holdings, Inc., a Delaware corporation (the “Company”), and Marian P. Hamlett, an individual (the “Executive”) (hereinafter collectively referred to as the “Parties”).

WHEREAS, the Company and the Executive have agreed that the Executive will resign from her position as Executive Vice-President and Chief Financial Officer of the Company and thereby terminate her employment relationship with the Company under the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.             (a)  The Executive agrees to resign her position as Executive Vice-President and Chief Financial Officer of the Company effective March 31, 2006 (the “Separation Date”).  Subject to the Executive’s compliance with the terms of this Agreement and Release, and subject to the Executive’s not revoking her agreement to the provisions hereof during the revocation period set forth in Paragraph 16, the Company will continue to employ the Executive, at her current salary, as Executive Vice-President and Chief Financial Officer of the Company until the Separation Date, and to pay the Executive all amounts earned or accrued through the Separation Date, including (i) base salary, and (ii) reimbursement for any and all monies advanced or expenses incurred in connection with the Executive’s employment for reasonable and necessary expenses incurred by the Executive on behalf of the Company for the period ending on the Separation Date within thirty (30) days after the Separation Date.

(b)           Subject to the Executive’s compliance with the terms of this Agreement and Release, and subject to the Executive’s not revoking her agreement to the provisions hereof during the revocation period set forth in Paragraph 16, the Company shall pay the Executive the sum of $35,000 on the 16th day of February, 2006, which is the eighth (8th) day following the execution of this Agreement and Release.

(c)           Subject to the Executive’s compliance with the terms of this Agreement and Release, and the Executive’s execution of the addendum attached hereto as Exhibit A (the “Addendum”) on or within twenty one (21) days following the Separation Date, the Company agrees to provide the Executive with the additional payments set forth in the Addendum.  Regardless of whether the Executive executes the Addendum, the provisions of Paragraphs 1(a) and 1(b) and Paragraphs 2 through 22 of this original Agreement and Release will remain in full force and effect.

2.             All benefits shall cease upon the Separation Date; provided, however, that the Executive may by timely election continue health insurance coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at her own expense.  (The Executive is entitled to continue health insurance coverage at her own expense under the provisions of COBRA whether or not this Agreement and Release is signed.  A separate notice will be provided to the Executive outlining her rights under that law, which are not dependent upon the execution of this Agreement and Release.)

3.             The Company shall withhold from any benefits payable under this Agreement and Release all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling; provided however, that Executive is solely responsible for the payment of all personal federal, state, city or other taxes, and Executive agrees not to seek reimbursement or indemnification from the Company for any such personal taxes, that may be due from her as a result of the benefits payable under this Agreement and Release, including but not limited to any tax amounts exceeding those withheld by the Company.

4.             (a)           In return for the Company’s agreement to provide the Executive with the consideration referred to in Paragraph 1(b), the Executive, for herself and her heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and her and their assigns, successors and predecessors, hereby releases and forever discharges the Company, its subsidiaries and its affiliates, its and their officers, directors, employees, members, agents, attorneys and representatives, and the predecessors, successors and assigns of the foregoing (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or in equity, known or unknown, that she ever had, now has, or may have against the Released Parties as of the date of her signing this Agreement and Release, including, but not limited to: claims alleging breach of express or implied contract, wrongful discharge, constructive discharge, breach of an implied covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, retaliation or a violation of Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Virginia Human Rights Act, the Fairfax County Human Rights Ordinance or the Texas Commission on Human Rights Act; claims pursuant to any other federal, state or local law regarding discrimination based on age, race, sex, religion, national origin, marital status, disability or any other unlawful basis; claims for alleged violation of any other local, state or federal law, regulation, ordinance, public policy or common-law duty arising out of the Executive’s employment relationship with the Company and/or the termination thereof, claims of tortious or wrongful conduct, defamation, battery or assault, negligence, invasion of privacy, or any other claim or cause of action whatsoever having any bearing whatsoever upon the terms and conditions of, and/or the cessation of her employment with and by the Company that she ever had, now has or shall have as of the date of her signing of this Agreement and Release.

(b)           In return for the promises and releases on the part of the Executive set forth herein, the Company, for itself and its subsidiaries and its affiliates, its and their officers, directors, employees, members, agents, attorneys and representatives, and the predecessors, successors and assigns of the foregoing (each only in their capacity as such) hereby releases and forever discharges the Executive, her heirs, beneficiaries, devisees, privies, executors, administrators, attorneys, representatives, and agents, and her and their assigns, successors and predecessors of and from any and all actions, causes of action, suits, debts, claims, complaints, charges, contracts, controversies, agreements, promises, damages, counterclaims, cross-claims, claims for contribution and/or indemnity, claims for costs and/or attorneys’ fees, judgments and demands whatsoever, in law or in equity, known or unknown, that the Company ever had, now has, or may have against the Executive as of the date of the Company signing this Agreement and Release, including, but not limited to:  claims alleging breach of express or implied contract, breach of an implied covenant of good faith and fair dealing; claims for alleged violation of any local, state or federal law, regulation, ordinance, public policy or common-law duty arising out of the Executive’s employment relationship with the Company and/or the termination thereof, claims of tortious or wrongful conduct, defamation, negligence, or any other claim or cause of action whatsoever having any bearing whatsoever upon the terms and conditions of, and/or the cessation of the Executive’s employment with and by the Company that the Company ever had, now has or shall have as of the date of its signing of this Agreement and Release; provided, however, that the release set forth in this paragraph 4(b) shall not apply to acts or omissions that involve willful or intentional misconduct or gross negligence by the Executive in the course of her employment with and by the Company.

5.             The Executive agrees not only to release and discharge the Released Parties from any and all claims against the Released Parties that she could make on her own behalf, but also those that may have been or may be made by any other person or organization on her behalf.  She specifically waives any right to become, and promises not to become, a member of any class in a case in which any claim or claims are asserted against any of the Released Parties involving any event which has occurred as of the date of her signing of this Agreement and Release.  If she is asserted to be a member of a class in a case against any of the Released Parties involving any events occurring as of the date of her signing of this Agreement and Release, she shall immediately withdraw with prejudice in writing from said class, if permitted by law to do so.

6.             The Executive hereby affirms that there are no outstanding administrative or judicial proceedings, actions, charges, complaints, or claims against the Released Parties to which she is a party or which involve or relate to her.  In the event that there is outstanding any such proceeding, action, charge, complaint or claim filed against the Released Parties by or on behalf of the Executive, she agrees to cause the immediate withdrawal and dismissal with prejudice of each such charge, complaint, claim, action or proceeding to the extent permitted by law.  In the event that any agency, court or other forum does not dismiss with prejudice any such charge, complaint, claim, action or proceeding, the Executive agrees that she will not voluntarily give testimony or evidence against the Released Parties with respect to any such matter, except as required by law.  Neither this Paragraph 6 nor the preceding Paragraphs 4(a) or 5 are intended to interfere with the Executive’s exercise of any protected, nonwaivable right.  By entering into this Agreement and Release, however, the Executive acknowledges that the consideration set forth herein is in full satisfaction of any amounts to which she might be entitled on any claim and she is forever discharging the Released Parties from any liability to her for acts occurring on or before the date of her signing of this Agreement and Release.

7.             Neither this Agreement and Release, nor anything contained herein, shall be construed as an admission by the Released Parties or the Executive of any liability or unlawful conduct whatsoever.  The Parties hereto agree and understand that the consideration herein is in excess of that which the Company is obligated to provide to the Executive, and that it is provided solely in consideration of the Executive’s execution of this Agreement and Release.  The Company and the Executive agree that the consideration referred to in Paragraph 1(b) is sufficient consideration for the release being given by the Executive in Paragraphs 4(a), 5, and 6 hereof.

8.             The Company agrees to respond to requests for references concerning the Executive in accordance with its policy – it will confirm the Executive’s job title, dates of employment, and, with written authorization, salary at the time of separation from the Company.  The Company will also disclose, upon reasonable request of the Executive, that the Executive separated from the Company amicably.

9.             The Executive agrees that she will refrain from making statements that may reasonably be construed as negative or in any manner disparaging of the Released Parties.  The Company agrees that it will refrain from making statements that may reasonably be construed as negative or in any manner disparaging of the Executive.

10.           The Executive agrees not to use, disclose to others, or permit anyone access to any of the Company’s confidential, competitive or proprietary information that is not generally available to the public, including, without limitation, financial information, personnel information and the like (collectively, “Confidential Information”).  The Executive hereby acknowledges the Company’s exclusive ownership of such Confidential Information.

11.           The Executive hereby agrees to return immediately to the Company all Company property upon the Separation Date; provided, however, that Company agrees to allow the Executive to permanently retain possession of the following Company equipment issued to the Executive for her home office:  Sony laptop computer; HP LaserJet Printer 3030; HP Desktop computer and monitor; all manuals related to the foregoing equipment; and two five-drawer lateral file cabinets; provided further, however, that the Executive hereby covenants to deliver to the Company copies of all files containing Company information, including all Confidential Information, that exist on the computers to be retained by her and to erase all such files, including all Confidential Information from such computers on or prior to the Separation Date.  The Executive shall not retain any copy or other reproduction whatsoever of any Company property after the Separation Date.

12.           Each Party shall bear such Party’s own costs and attorneys’ fees incurred in connection with this Agreement and Release.

13.           This Agreement and Release contains the full agreement of the Parties and supersedes all prior agreements, understandings and arrangements, oral or written, if any, between the Parties with respect to the subject matter hereof.

14.           The Executive acknowledges and agrees that:  (a) no promise or inducement for this Agreement and Release has been made except as set forth in this Agreement and Release; (b) this Agreement and Release is executed by the Executive without reliance upon any statement or representation by the Company except as set forth herein; and (c) she is legally competent to execute this Agreement and Release and to accept full responsibility therefor.  The Company hereby advises the Executive to consult an attorney prior to executing this Agreement and Release.

15.           The Executive acknowledges and agrees that:  (a) she has been given at least twenty-one (21) days within which to consider this Agreement and Release;  (b) she has used all or as much of that twenty-one day period as she deemed necessary to consider fully this Agreement and Release and, if she has not used the entire twenty-one day period, she waives that period not used;  (c) she has read and fully understands the meaning of each provision of this Agreement and Release;  (d) the Company has advised her to consult with counsel concerning this Agreement and Release;  and (e) she freely and voluntarily enters into this Agreement and Release.  The Executive further agrees that no fact, evidence, event, or transaction currently unknown to her but which may hereafter become known to her shall affect in any manner the final and unconditional nature of the release stated above.

16.           This Agreement and Release shall become effective and enforceable on the eighth (8th) day following execution hereof by the Executive unless she revokes it by so advising the Company in writing received by the President and Chief Executive Officer of the Company before the end of the seventh (7th) day after its execution by the Executive.

17.           This Agreement and Release shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia without regard to principles of conflicts of laws.  Each of the Parties hereby (a) consents to personal jurisdiction in any suit, claim, action or proceeding relating to or arising under this Agreement and Release that is brought in the United States District Court for the Northern District of Texas or, if that court lacks jurisdiction, in any Civil District Court for the State of Texas that has jurisdiction, (b) consents to service of process upon such Party in the manner set forth in paragraph 18 hereof, and (c) waives any objection such Party may have to venue in any such Texas court or to any claim that any such Texas court is an inconvenient forum.

18.           For the purposes of this Agreement and Release, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested or by overnight carrier, addressed to the respective addresses last given by each Party to the other, provided that all notices to the Company shall be directed to the attention of the President and Chief Executive Officer of the Company.  All notices and communications shall be deemed to have been received on the date of delivery thereof, except that notice of change of address shall be effective only upon receipt.

19.           (a)           This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement and Release in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  The term “the Company” as used herein shall include such successors and assigns.  The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement and Release) whether by operation of law or otherwise.

(b)           Neither this Agreement and Release nor any right or interest hereunder shall be assignable or transferable by the Executive, her beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement and Release shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

20.           No provision of this Agreement and Release may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company.  No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement and Release to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party that are not expressly set forth in this Agreement and Release.

21.           The provisions of this Agreement and Release are severable.  Should any provision herein be declared invalid by a court of competent jurisdiction, the remainder of the agreement will continue in force, and the Parties agree to renegotiate the invalidated provision in good faith to accomplish its objective to the extent permitted by law.

22.           This Agreement and Release may be signed in counterparts, and each counterpart shall be considered an original agreement for all purposes.

IN WITNESS WHEREOF, the Company has caused this Agreement and Release to be executed by its duly authorized officer and the Executive has executed this Agreement and Release as of the day and year first above written.

KAISER GROUP HOLDINGS, INC.

By:	/s/ Douglas W. McMinn
	Name:	Douglas W. McMinn
	Title:	President and Chief Executive Officer

MARIAN P. HAMLETT

/s/ Marian P. Hamlett

EXHIBIT A

ADDENDUM TO AGREEMENT AND RELEASE

This Addendum to the Agreement and Release (this “Addendum”) is made and entered into as of the        day of           , 2006.

23.           All of the provisions set forth above will continue in full force and effect.

24.           Subject to the Executive’s compliance with the terms of this Agreement and Release, and subject to the Executive executing this Addendum and not revoking her agreement to the provisions hereof during the revocation period set forth in Paragraph 27, the Company agrees (i) to pay to the Executive the sum of $100,000 promptly upon the expiration of the revocation period set forth in Paragraph 27 and (ii) retain the Executive as a consultant for a period of three months following the Separation Date (the “Consulting Period”) and to pay to the Executive $3,000 per month (less applicable payroll taxes) consulting retainer during the Consulting Period in exchange for up to twenty hours of the Executive’s services per month.  In the event the Company requires the services of the Executive for more than twenty hours in any month, the Company agrees to pay the Executive an additional $150 per hour for each hour that exceeds twenty in any such month.  The payments set forth in this Paragraph 24 are inclusive of any and all amounts, including but not limited to attorneys’ fees, that may be claimed by the Executive or on her behalf against the Company.  The Company and the Executive agree that, for purposes of Paragraph 11 above, references to the “Separation Date” shall be to the last day of the Consulting Period.

25.           (a)           In return for the Company’s agreement to provide the Executive with the consideration referred to in Paragraph 24, the sufficiency of which is hereby acknowledged, the Executive agrees that, for purposes of the release set forth above in Paragraphs 4(a), 5 and 6, the “date of her signing” of this Agreement and Release shall be deemed to be the date she signs this Addendum, so that she is now releasing any claims she may have as of the date she signs this Addendum, and all references to this Agreement and Release shall include this Addendum.

(b)           In return for the releases on the part of the Executive set forth herein, the sufficiency of which is hereby acknowledged, the Company agrees that, for purposes of the release set forth above in Paragraph 4(b), the “date of its signing” of this Agreement and Release shall be deemed to be the date it signs this Addendum, so that it is now releasing any claims it may have as of the date it signs this Addendum, and all references to this Agreement and Release shall include this Addendum.

26.           The Executive acknowledges and agrees that:  (a) no promise or inducement for this Agreement and Release has been made except as set forth in this Agreement and Release; (b) this Agreement and Release is executed by the Executive without reliance upon any statement or representation by the Company except as set forth herein; and (c) she is legally competent to execute this Agreement and Release and to accept full responsibility therefor.  The Company hereby advises the Executive to consult an attorney prior to executing this Agreement and Release.

27.           The Executive acknowledges and agrees that:  (a) she has been given at least twenty-one (21) days within which to consider this Agreement and Release; (b) she has used all or as much of that twenty-one day period as she deemed necessary to consider fully this

Agreement and Release and, if she has not used the entire twenty-one day period, she waives that period not used; (c) she has read and fully understands the meaning of each provision of this Agreement and Release; (d) the Company has advised her to consult with counsel concerning this Agreement and Release; and (e) she freely and voluntarily enters into this Agreement and Release.  The Executive further agrees that no fact, evidence, event, or transaction currently unknown to her but which may hereafter become known to her shall affect in any manner the final and unconditional nature of the release stated above.

28.           This Agreement and Release shall become effective and enforceable on the eighth (8th) day following execution hereof by the Executive unless she revokes it by so advising the Company in writing received by the President and Chief Executive Officer of the Company before the end of the seventh (7th) day after its execution by the Executive.

IN WITNESS WHEREOF, the Company has caused this Addendum to the Agreement and Release to be executed by its duly authorized officer and the Executive has executed this Addendum to the Agreement and Release as of the day and year first above written.

KAISER GROUP HOLDINGS, INC.

By:
Name: Douglas W. McMinn
Title:President and Chief Executive Officer

MARIAN P. HAMLETT